Exhibit 10.14

Transition Agreement, Dated November 8, 2006 by and between Michael R. Imbriani and PQ Corporation

This TRANSITION AGREEMENT AND GENERAL RELEASE (the “Transition Agreement”), entered into by Michael R. Imbriani (“Mr. Imbriani”) and PQ Corporation (the “Company”), a Pennsylvania Corporation and Niagara Holdings, Inc., a Delaware Corporation (“Holdings”) of which the Company is a wholly-owned subsidiary.

RECITALS

WHEREAS, Mr. Imbriani and the Company previously entered into an employment agreement, dated February 11, 2005 (the “Employment Agreement”), to employ Mr. Imbriani as the Vice Chairman, PQ Corporation and President, Chemical Groups for an initial term of three (3) years;

WHEREAS, Mr. Imbriani and the Company mutually desire: (i) to amicably conclude Mr. Imbriani’s employment relationship with the Company and (ii) to enter into this Transition Agreement which supersedes and cancels all other agreements that Mr. Imbriani has with the Company, including, but not limited to, the Employment Agreement;

WHEREAS, Mr. Imbriani and the Company intend for this Transition Agreement to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the transition rules of the regulations proposed by the Secretary of the United States Treasury Department and the Internal Revenue Service under Code Section 409A;

WHEREAS, Mr. Imbriani hereby certifies that he has been afforded a reasonable opportunity of at least twenty-one (21) days to consider this Transition Agreement and has been advised by the Company to consult with an attorney of his choice with respect to the execution of this Transition Agreement; and

WHEREAS, Mr. Imbriani has carefully read and fully understands all of the provisions and effects of this Transition Agreement, including its effects on any and all provisions of the Employment Agreement, and on any other contract or agreement to which he is a party.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Effective Retirement from Employment.  Effective as of December 31, 2006 (the “Effective Date”), Mr. Imbriani will retire and his employment with the Company will cease and, as a result, the Company shall pay and provide the benefits described under this Transition Agreement to Mr. Imbriani.  To the extent not theretofore paid, Mr. Imbriani shall be paid his base salary through December 31, 2006.

Section 2.              Consideration.  Subject to Mr. Imbriani entering into and not revoking the Release Agreement with the Company, which is attached hereto and made part hereof as Appendix A, Mr. Imbriani shall receive the following consideration described in this Section 2.

a.             Separation Payments.  In place of the Appendix C of the Employment Agreement, Severance Pay, the Company shall pay Mr. Imbriani a separation payment in the amount of six hundred fifty-four thousand six hundred three dollars ($654,603), which is equal to twenty-two months of his base salary (for the period of January 1, 2007 to October 31, 2008).  Such payment shall be in a single lump sum  and shall be made on or before January 19, 2007.

b.             Bonus Payments.

(i)            2006 Bonus.  Despite not being employed with the Company through the payment date, Mr. Imbriani shall be eligible to participate in the 2006 PQ Incentive Plan (the “Bonus Plan”).  The amount of any bonus due shall be calculated in accordance with the terms of the Bonus Plan as applicable to all participants of the Bonus Plan and payment of the bonus shall be made at the same time as other senior executives of the Company are paid their bonus.

(ii)           2007 and 2008 Bonus.  Mr. Imbriani shall also be entitled to Bonus Plan payments for 2007 and 2008 calendar years in accordance with this Section.  Mr. Imbriani’s base salary shall be assumed to be three hundred fifty-seven thousand fifty-six dollars ($357,056) for the 2007 calendar year and two hundred ninety-seven thousand five hundred forty-seven dollars ($297,547) for the 2008 calendar year.  Mr. Imbriani’s bonus amounts for the 2007 and 2008 calendar years shall be based on the highest actual bonus percentage paid to him for any year in the period 2002 through 2006.  These Bonus Plan payments will be paid to Mr. Imbriani within 10 days of his receipt of his 2006 bonus.

c.             Retention Bonus.  The Company shall pay Mr. Imbriani a retention bonus payment in the amount of nine hundred fifty-eight thousand three hundred thirty-three dollars ($958,333).  Such payment shall be in a single lump sum and shall be made on or before January 19, 2007.

d.             Group Health Plan Benefits.  On or before December 31, 2006, Mr. Imbriani will elect for himself and his eligible dependents to either continue to participate in the Company’s Group Medical Plan (which includes medical, vision, and prescription drug coverage), or such comparable plans that may be maintained by the Company’s successor (collectively referred to as the “Group Medical Plans”), as if Mr. Imbriani had continued in active employment, or the Company’s Retiree Medical Plan.  Mr. Imbriani’s participation in either the Group Medical Plans or Retiree Medical Plan shall be governed solely by, and subject to, all of the terms and conditions set forth in such Group Medical Plans or Retiree Medical Plan, and pursuant to the Company’s full discretionary authority to amend, modify, or terminate such Plans at any time and for any reason for employees of the Company generally .  Mr. Imbriani’s participation in these Group Medical Plans is also contingent upon his continued payment of the employee/retiree portion of the applicable premiums thereunder.  If Mr. Imbriani fails to pay his share of the cost, his participation shall terminate in accordance with the terms of that Group Medical Plan.

Mr. Imbriani will continue to participate in the Company’s Buy-Up Dental Plan through October 31, 2008, as if he had continued in active employment.  Mr. Imbriani’s participation in the Buy-Up Dental Plan shall be governed solely by, and subject to, all of the terms and conditions set forth in such in such Buy-Up Dental Plan and pursuant to the Company’s full discretionary authority to amend, modify, or terminate such Plans at any time and for any reason for employees of the Company generally.  Mr. Imbriani’s participation in the Buy-Up Dental Plan is also contingent upon his continued payment of the employee portion of the applicable premiums thereunder.  If Mr. Imbriani fails to pay his share of the cost of continued participation in the Buy-Up Dental Plan, his participation in the plan shall terminate in accordance with the terms of that Plan.

Mr. Imbriani’s participation in all other benefit plans (life insurance, short and long term disability plans, etc.) shall cease effective December 31, 2006 in accordance with the terms of such plans and no alternative benefits shall be provided hereunder.

e.             Life Insurance.  The Company shall pay Mr. Imbriani twenty-seven thousand thirty-seven dollars ($27,037) which represents the present value of the estimated cost to convert his life insurance coverage (one times (1x) current base salary) under the Company’s group term coverage to an individual policy for a period of twenty-two (22) months, based on the policy’s current conversion rate table.  Such payment shall be made in a single lump sum payment and shall be made on or before January 19, 2007.

f.              Savings Plan Matching Contribution.  The Company shall pay Mr. Imbriani eleven thousand nine hundred seventy-four dollars ($11,974), which represents the present value of the matching contributions the Company would have made on Mr. Imbriani’s behalf to the PQ Corporation Savings Plan had Mr. Imbriani remained employed through October 31, 2008, and had Mr. Imbriani continued making elective deferrals at the same level as of the Effective Date.  Such payment shall be made in a single lump sum and shall be made on or before January 19, 2007

g.             Company Car.  The Company shall pay Mr. Imbriani a single lump sum payment of twenty-one thousand four hundred thirty-two dollars ($21,432), which represents the total monthly lease payments that the Company would have made for Mr. Imbriani’s use of the Company Car through October 31, 2008 had his employment not ended herewith.  The lump sum payment shall be made on or before January 19, 2007.  No Company Car will be available for Mr. Imbriani’s use after the Effective Date.

h.             Club Dues.  The Company shall reimburse Mr. Imbriani for club dues that relate to the period beginning on January 1, 2007 and ending on October 31, 2008.  The Company shall reimburse Mr. Imbriani in a single lump sum payment of ten thousand dollars ($10,000).  The lump sum payment shall be made on or before January 19, 2007.

i.              Financial Planning Assistance.  The Company shall reimburse Mr. Imbriani, for the period beginning on January 1, 2007 and ending on October 31, 2008, for the financial planning assistance services being provided to him by the Company at the Effective Date.  The Company shall reimburse Mr. Imbriani in a single lump sum payment of eight thousand dollars ($8,000).  The lump sum payment shall be made on or before January 19, 2007.

j.              Vacation Pay.  Mr. Imbriani acknowledges that he has been paid for all accrued and unused vacation time for the calendar year 2006 and that he is not entitled to any additional vacation pay for calendars years 2007 and 2008.

k.             Consulting Services Agreement.  In exchange for entering into this Transition Agreement, the Company hereby agrees to enter into a Consulting Services Agreement, attached hereto as Appendix C and made a part hereof.  In accordance with the Consulting Services Agreement, the Company further agrees to pay Mr. Imbriani’s Consulting Fees of seventy thousand dollars ($70,000) in a single lump sum payment on or before December 30, 2006.

l.              Legal Fees.  Within 30 days of the presentation of proper invoices, the Company agrees to pay up to a maximum of three thousand dollars ($3,000) of reasonable legal fees and expenses due Morgan, Lewis & Bockius LLP, in connection with the legal advice Mr. Imbriani received concerning this Transition Agreement, the General Release and the Consulting Agreement.  Morgan, Lewis & Bockius LLP is an intended third party beneficiary of this Section 2.l.

m.            Gross-Up Payments Pursuant to Internal Revenue Code.

(i)            If any payment or distribution by the Company to or for the benefit of Mr. Imbriani, whether paid under this Agreement or otherwise, (a “Payment”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Mr. Imbriani shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after Mr. Imbriani pays all taxes of any nature (including any interest or penalties imposed with respect to such taxes and any Excise Tax imposed upon the Gross-Up Payment), Mr. Imbriani shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii)           Subject to the provisions of subparagraph (v)below, all determinations required to be made under this subsection, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the an accountant designated by the Company (the “Accountant”).  The Company shall request the Accountant to provide detailed supporting calculations to the Mr. Imbriani by January 15, 2007.  Any determination by the Accountant shall be binding upon the Company and Mr. Imbriani.

(iii)          The initial Gross-Up Payment, if any, as determined pursuant to this section, shall be paid to Imbriani within five (5) days of the receipt of the Accountant’s determination.  If the Accountant determines that no Excise Tax is payable by Mr. Imbriani, it shall furnish Mr. Imbriani with an opinion, on which he may rely in filing his Federal and state income tax returns, that that there is substantial authority that Mr. Imbriani is not required to report any Excise Tax on his federal income tax return.

(iv)          If Mr. Imbriani is required to pay any Excise Tax after the Company has reimbursed Mr. Imbriani hereunder or after a determination has been made that no reimbursement is required, the Company shall promptly reimburse Mr. Imbriani for the Underpayment, as determined by the Accountant.  For purposes of this subsection, the “Underpayment” is the difference between the finally determined Gross-Up Payment and the amount that the Company previously paid to Mr. Imbriani hereunder.

(v)           Notwithstanding anything herein to the contrary, Mr. Imbriani shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after Mr. Imbriani knows of such claim, and shall advise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Mr. Imbriani shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Mr. Imbriani in writing prior to the expiration of such period that it desires to contest such claim, Mr. Imbriani shall:

(a)           give the Company any information reasonably requested by the Company relating to such claim;
(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(c)           cooperate with the Company in good faith in order effectively to contest such claim; and
(d)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Mr. Imbriani harmless, on an after-tax basis, for any Excise Tax or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this subparagraph, the Company shall control all proceedings taken in connection with such contest and, in its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole discretion, either direct Mr. Imbriani to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.  Mr. Imbriani agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Mr. Imbriani to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Mr. Imbriani, on an interest-free basis, and shall indemnify and hold Mr. Imbriani harmless, on an after-tax basis, from any Excise Tax or income or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Mr. Imbriani’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Mr. Imbriani shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(vi)          If, after the receipt by Mr. Imbriani of an amount advanced by the Company pursuant to subparagraph (v), Mr. Imbriani becomes entitled to receive any refund with respect to such claim, Mr. Imbriani shall (subject to the Company’s complying with the requirements of subparagraph (v)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Mr. Imbriani of an amount advanced by the Company pursuant to subparagraph (v), a determination is made that Mr. Imbriani shall not be entitled to any refund with respect to such claim, and the Company does not notify Mr. Imbriani in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

n.	Company Release. The Company shall furnish Mr. Imbriani with a Mutual Release, which is attached hereto and made part hereof, as Appendix B on the 8th day following the execution and non-revocation of the Release Agreement.

Section 3.	Payments and Withholding.	The Company agrees that all payments made pursuant to Section 2 subparagraphs 2.a. Separation Payments, 2.c. Retention Bonus, 2.e. Life Insurance, 2.f. Savings Plan, 2.g. Company Car, 2.h. Club Dues, and 2.i. Financial Planning Assistance will be paid in a single lump sum payment of one million six hundred ninety-one thousand three hundred seventy nine dollars ($1,691,379) via direct deposit on or before January 19, 2007. The Company shall deduct from any payments to be made by it to or on behalf of Mr. Imbriani under this Transition Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

Section 4.	Covenants.

a.             Basis for Covenants.  Mr. Imbriani agrees and acknowledges that he occupied a position of substantial confidence and trust with the Company and, in such position, that he has access to Confidential Information.  Mr. Imbriani further agrees and acknowledges that the nature and periods of restrictions imposed by the following covenants are fair, reasonable and necessary to protect and preserve for the Company its legitimate and protectible interests and that such restrictions will not prevent Mr. Imbriani from earning a livelihood.  Mr. Imbriani agrees that the Company would sustain an irreparable loss and damage if Mr. Imbriani were to breach the covenants and that the covenants are made as an inducement to enter, and have been relied upon by the Company in entering, this Agreement.

b.             Covenant to Maintain Confidential Information.  Mr. Imbriani shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Mr. Imbriani during Mr. Imbriani’s employment by the Company.  At no time during or after termination of Mr. Imbriani’s employment with the Company shall Mr. Imbriani, without the prior written consent of the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it, except to the extent that (i) such disclosure or use is directly related to and required by Mr. Imbriani’s performance of duties assigned to Mr. Imbriani by the Company; (ii) such disclosure is required in connection with any action by Mr. Imbriani to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order Mr. Imbriani to divulge or disclose such Confidential Information; provided, that, Mr. Imbriani shall provide ten (10) days (or such shorter notice as Mr. Imbriani can reasonably provide under the then circumstances) prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, Mr. Imbriani informs the recipients that such information or communication is confidential in nature.

c.             Confidentiality of Transition Agreement.  Mr. Imbriani understands and agrees he shall treat this Transition Agreement as confidential and that he shall not disclose or divulge the terms of this Transition Agreement to any third party, with the exception of his immediate family, his accountant, banker or financial advisor, his attorney, a subsequent employer (as to his obligation under this Section 4) or the Internal Revenue Service; provided, however, that before any disclosure permitted by this subsection is undertaken, Mr. Imbriani shall inform such third party of the obligation to maintain this Transition Agreement as confidential as provided herein and provided further that any portion disclosed by the Company shall not be subject to this obligation.

d.             Covenant Not to Disparage.  The Company and Mr. Imbriani each covenant and agree not to disparage the other and, in the case of the Company, its affiliates, or make any derogatory statements concerning the other or, in the case of the Company, any of its officers, directors, representatives, employees or agents.

e.             Covenant Not to Compete.  Mr. Imbriani hereby covenants and agrees that during the Transition Period, without the prior written consent of the Company, he shall not engage, directly or indirectly, in a Competitive Activity either for his own benefit or as an officer, director, shareholder (of more than one percent), partner, proprietor, employee, agent, consultant, or independent contractor of any Person.  To the extent that the covenant provided for in this Section 4.e. may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

f.              Inventions and Patents.  Mr. Imbriani agrees that all Work Product belongs to the Company.  Mr. Imbriani will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

g.             Covenant Regarding Solicitation.  Mr. Imbriani covenants and agrees that during the Transition Period, except as expressly provided herein, Mr. Imbriani will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee or consultant of the Company or any of its Subsidiaries to terminate his or her employment or consulting relationship with the Company or any of its Subsidiaries; (ii) employ any employee or consultant of the Company or any of its Subsidiaries during the period of his or her employment or consulting relationship with the Company or any of its Subsidiaries (until at least 12 months have transpired since the individual left the employ of the Company or any of it subsidiaries); (iii) solicit any customer of the Company or any of its Subsidiaries to purchase or distribute information, products or services of or on behalf of Mr. Imbriani or such other Person that are competitive with the information, products or services provided by the Company or any of its Subsidiaries; or (iv) take any action that may cause material injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company’s or any of its Subsidiaries’ conduct of their business.

Section 5.              Delivery of Materials Upon Termination of Employment.

 Mr. Imbriani shall deliver to the Company on or before December 31, 2006, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

Section 6.              Company Computer.  Mr. Imbriani may continue to use his Company laptop computer, cell phone and blackberry following the termination of his active employment through the end of his Consulting Agreement.  At the end of his Consulting Agreement, Mr. Imbriani may purchase the Company laptop computer, cell phone and blackberry for its then prevailing fair market value.  Before purchasing the computer, however, Mr. Imbriani will make the computer available to the Company’s IT Department which will remove from its hard drive all Company documents which are considered proprietary and confidential trade secrets.

Section 7.              Enforcement.  Because Mr. Imbriani’s services are unique and because Mr. Imbriani has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Transition Agreement.  Therefore, in the event of a breach or threatened breach of this Transition Agreement, the Company or its successors or assigns may, after providing Mr. Imbriani with at least 15 business days’ written notice and requesting that he cease the violation prior to the expiration of that period, in the event it wishes to apply the provisions of the next sentence hereof, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.  In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Mr. Imbriani violates any provision of Section 4 and does not cure during the notice period described above, any payments then or thereafter due from the Company to Mr. Imbriani pursuant to Section 2 hereto shall be terminated forthwith and the Company’s obligation to pay and Mr. Imbriani’s right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting Mr. Imbriani’s obligations under such Section 4 or the Company’s other rights and remedies available at law or equity.

Section 8.              Cooperation.  Mr. Imbriani agrees that he will cooperate in the defense of any actual and potential claims filed against the Company or its officers, directors, employees or agents, including but not limited to, any actual or potential claims which may require Mr. Imbriani’s involvement.  The Company agrees to provide reasonable notice to Mr. Imbriani taking into account any other obligations to which he may be subject.  PQ will pay all reasonable travel and other expenses, including legal expenses, related to Mr. Imbriani’s cooperation in this regard.  In calendar year 2007, Mr. Imbriani’s compensation for such services shall be considered part of his Consulting Fees; thereafter, Mr. Imbriani shall be paid one thousand three hundred seventy-five dollars ($1,375) per day for each day of service hereunder.

Section 9.              Indemnification.  The Company shall indemnify Mr. Imbriani, to the maximum extent permitted by applicable law, against all reasonable costs, charges and expenses incurred or sustained by Mr. Imbriani, including the reasonable fees and costs of legal counsel selected and retained by Mr. Imbriani, in connection with any action, suit or proceeding to which Mr. Imbriani may be made a party by reason of Mr. Imbriani being or having been an officer, director, or employee of the Company or any of its subsidiaries. Mr. Imbriani shall not be entitled to indemnification under this Section 9 unless he meets the standard of conduct specified under Pennsylvania law.  In addition, Mr. Imbriani shall be covered during the entire term of this Transition Agreement and thereafter by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company (or former executives and/or directors, as applicable), which insurance shall be paid by the Company.

Section 10.            Death.  If Mr. Imbriani dies prior to the completion of the Company’s payment to him of all the payments and benefits set forth in Section 2 of this Transition Agreement, the Company shall pay to Mr. Imbriani’s estate all salary continuation payments, and other benefits owing to Mr. Imbriani, pursuant to this Transition Agreement.  The Company shall pay any and all sums that are payable in cash due to Mr. Imbriani’s estate in one lump sum payment as soon as administratively feasible after Mr. Imbriani’s death.

Section 11.            Payment Dates are Fixed/Code Section 409A.  Neither Mr. Imbriani nor the Company may, at any time, accelerate or modify the payment schedules for any of the cash and non-cash benefits described under Section 2, unless the United States Treasury Department or Internal Revenue Service issues guidance under Code Section 409A permitting otherwise (in which case, the payment schedule for such payments may be modified only in accordance with such guidance and only by mutual agreement of both parties).

Section 12.            Resignation of PQ Officer Positions.  Mr. Imbriani hereby resigns, as of the Effective Date, from any and all Company (including subsidiaries, divisions, parents, related or affiliated companies or employee benefit plan committees) director, officer and committee positions.  Mr. Imbriani also agrees that as of the Effective Date, he will no longer have the authority, nor will he cause the Company, to incur any contractual or financial obligations.

Section 13.            Employee Understanding.  Mr. Imbriani understands and agrees that he would not receive the consideration, nor would he be entitled to all the monies or benefits specified in Section 2 above, except for his execution of this Transition Agreement and his agreement to fulfill the promises as described herein.

Section 14.            Definitions.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in New York are not required to be open.

“Competitive Activity” shall mean any business activity when such activity involves substantial and direct competition with any business activity or significant line of business of the Company or its subsidiaries; provided, however, the term “Competitive Activity” shall not include Mr. Imbriani rendering services exclusively to a division, business unit, or affiliate of a company where such division, business unit, or affiliate is not engaged in substantial and direct competition with the Company’s business as of the date of change of control or businesses of the successor in which Mr. Imbriani has been employed, even if other divisions, business units, or affiliates of such company are engaged in business activities that involve such substantial and direct competition.

“Confidential Information” shall mean any information relating to the Company or its business or to any of its parents, Subsidiaries or affiliates, whether proprietary or otherwise, and that is treated as confidential and not generally known to the public, including without limitation (i) research, marketing and financial information, observations, procedures and data; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, and business and manufacturing processes, methods, techniques and systems, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Mr. Imbriani proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Transition Period” shall be defined as beginning on January 1, 2007 and continuing through October 31, 2008.

“Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Mr. Imbriani (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 15.            General Provisions.

a.             Severability.  It is the desire and intent of the Parties hereto that the provisions of this Transition Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Transition Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Transition Agreement or affecting the validity or enforceability of this Transition Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Transition Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

b.             Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail return receipt requested, (iii) telecopied or (iv) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

(i)                                    if to Mr. Imbriani, to:

Michael R. Imbriani
195 Daylesford Blvd.
Berwyn, PA  19312

With a copy to:

Morgan, Lewis & Bockius, LLP
1700 Market Street
Philadelphia, PA  19103

Attention:  Robert J. Lichtenstein

(ii)                           if to the Company, to:

PQ Corporation
1200 Swedesford Road
Berwyn, PA  19312

Attention:              William J. Sichko, Jr.

With a copy to:

Buchanan Ingersoll & Rooney
301 Oxford Centre, 20th Floor
Pittsburgh, PA  15219

Attention:              Thomas S. Giotto

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by mail, on the third Business Day following such mailing, (c) if telecopied, on the date telecopied, and (d) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch.

c.             Entire Agreement.  The Transition Agreement, including the Consulting Agreement referred to above, embodies the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Change in Control Agreement.

d.             Counterparts.  This Transition Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

e.             Successors and Assigns.

(i)           Except as otherwise provided herein, this Transition Agreement shall bind and inure to the benefit of and be enforceable by Mr. Imbriani and the Company and their respective successors, assigns, heirs, representatives and estate, as the case may be; provided, however, that the obligations of Mr. Imbriani under this Transition Agreement shall not be assigned without the prior written consent of the Company and except as provided in subsection (ii) below, the obligations of the Company under this Transition Agreement shall not be assigned without the prior written consent of Mr. Imbriani.  This Transition Agreement shall inure to the benefit of and be enforceable by Mr. Imbriani’s legal representatives in accordance with its terms.

(ii)          The Company will require any successor to the Company or substantially all of its assets to assume expressly and agree to perform this Transition Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Transition Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Transition Agreement by operation of law or otherwise.

f.              Amendment and Waiver. The provisions of this Transition Agreement may be amended and waived only with the prior written consent of the Company and Mr. Imbriani, and no course of conduct or failure or delay in enforcing the provisions of this Transition Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

g.             Governing Law.  This Transition Agreement, the Release Agreement and the Mutual Release, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.  The parties acknowledge that they have determined that this Transition Agreement shall not be treated as an employee welfare benefit plan as that term is defined under Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1002 (“ERISA”).

h.             Descriptive Headings; Nouns and Pronouns.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Transition Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

i.              Adjudication of Controversy or Claims.  Any controversy or claim arising out of or relating to this Transition Agreement, or any breach hereof: shall be settled in accordance with the terms of this Section.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TRANSITION AGREEMENT.

(i)           Claims for Employee Benefits. Any controversy or claim relating to an employee benefit plan governed by ERISA referenced in Section 2 of this Transition Agreement initially shall be submitted pursuant to the administrative claims procedures established by the plan sponsor of the employee benefit plan in question.  Such claims procedures shall be fully exhausted, and the determination thereunder shall be final and binding, subject to any right of review hereunder, if all of the procedures have been followed.  If Mr. Imbriani desires further review of the final and binding administrative determination, his sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and Mr. Imbriani hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor.  Adjudication of any claim for benefits under this subsection in arbitration shall be under the arbitrary and capricious standard of review mandated by ERISA, without regard to any claim or assertion by Mr. Imbriani for de novo review.

(ii)          All Other Claims.  In the event of any controversy or claim hereunder, other than one relating to an employee benefit as set forth in the preceding subsection, the parties’ sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and each party hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor.

(iii)          Arbitration Procedures.  Appeals of claims under subsection (i) above, or claims or disputes initiated under subsection (ii) above, shall be settled by arbitration in accordance with Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by Mr. Imbriani and the Company).  The place of the arbitration shall be Philadelphia, Pennsylvania., or such other location as may be mutually agreed by the parties.  Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  Such award shall be binding and conclusive upon the parties hereto.

j.              Legal Expenses. The Company agrees to pay, to the full extent permitted by law, all reasonable attorneys’ fees and costs, as well as all reasonable costs and fees associated with any arbitration, which Mr. Imbriani may reasonably incur as a result of any contest of the validity or enforceability of, or the Company’s liability under, any provision of this Transition Agreement; provided, however, that such payment shall be made after, and only if, Mr. Imbriani prevails on at least one material issue raised in the proceeding following exhaustion of all rights of appeal or review.

Section 16.            Affirmations.  Mr. Imbriani affirms that he has not filed, nor has he caused to be filed, nor is Mr. Imbriani presently a party to any claim, complaint, or action against Releasees in any forum or form.  Mr. Imbriani further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Mr. Imbriani may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Mr. Imbriani, except as provided in this Transition Agreement. Mr. Imbriani acknowledges that he received with this Transition Agreement a COBRA notice advising of him of his rights under COBRA.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement and General Release as of the date first written above.

WITNESS:

/s/ Kevin W. Doran	/s/ Michael R. Imbriani
Michael R. Imbriani, Individually

ATTEST:	PQ CORPORATION

/s/ Kevin W. Doran

	By:	/s/ William J. Sichko, Jr.
William J. Sichko, Jr.
Chief Administrative Officer

NIAGARA HOLDINGS, INC.

	By:	/s/ William J. Sichko, Jr.
William J. Sichko, Jr.
Secretary

APPENDIX A

GENERAL RELEASE

1.             I, Michael R. Imbriani, for and in consideration of certain payments to be made and the benefits to be provided to me under Section 2 of the Transition Agreement to which this Appendix A is attached, dated as of November 8, 2006, (the “Transition Agreement”) with PQ Corporation (the “Company”) and Niagara Holdings, Inc. (“Niagara”), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its parent corporations, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the date of the Transition Agreement to the date of this Mr. Imbriani Release arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., , Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U. S. C. § 2601 et seq., the Employee Retirement Income Security Act of 1974, as amended. 29 U.S.C. § 1001, the Pennsylvania Human Relations Act, as amended, Pa. Stat. Tit. 43, § 951 et seq., and the common law of the Commonwealth of Pennsylvania, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Mr. Imbriani Release shall not apply to (i) any entitlements under the terms of the Transition Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and am due a benefit nor (ii) to my right to be indemnified by the Company, pursuant to Section 9 of the Transition Agreement.

This release is intended to be a general release except that it excludes claims under any statute or common law that Mr. Imbriani is legally barred from releasing (MR. IMBRIANI SHOULD CONSULT WITH COUNSEL IF MR. IMBRIANI SEEKS CLARIFICATION ON THE SCOPE OF THE RELEASE); provided, however, that Mr. Imbriani represents and agrees by signing below that with respect to the Family and Medical Leave Act, Mr. Imbriani has not been denied any leave or benefit requested, with respect to the Fair Labor Standards Act and the Pennsylvania Minimum Wage Act, Mr. Imbriani has received the appropriate pay under those Acts for all hours worked for the Company and with respect to workers’ compensation benefits, Mr. Imbriani has no known workplace injuries or occupational diseases.

Nothing herein is intended to or shall preclude Mr. Imbriani from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation.  Mr. Imbriani, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.

2.             Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims.  I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

3.             I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on December 31, 2006 and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future.  I acknowledge that the terms of the Transition Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.             I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this Mr. Imbriani Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company.

5.             I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects.  I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Transition Agreement, which I acknowledge is adequate and satisfactory to me.  None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

6.             I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company.

Intending to be legally bound hereby, I execute the foregoing Release this 8th day of November, 2006.

/s/ Kevin W. Doran	/s/ Michael R. Imbriani
Witness	Michael R. Imbriani

APPENDIX B

MUTUAL RELEASE

1.             PQ Corporation, and each of its parent, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively, the “Company”),  for and in consideration of the release of Michael R. Imbriani (“Mr. Imbriani”) under Section 2 of the Transition Agreement dated as of November 8, 2006 (the “Transition Agreement”) to which this Mutual Release is attached as Appendix B, and other good and valuable consideration, do hereby REMISE, RELEASE, and FOREVER DISCHARGE Mr. Imbriani, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Mr. Imbriani”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the date of his employment by the Company to the date of this Mutual Release arising from or relating in any way to Mr. Imbriani’s employment relationship or the termination of Mr. Imbriani’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and Mr. Imbriani and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Mutual Release shall not apply to action attributable to a criminal act, an action to enforce the terms of the Transition Agreement, Appendix A, General Release, nor shall this release become effective until the eighth day after the execution, without revocation of Mr. Imbriani’s General Release.

2.             Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims.  The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

The Company hereby certifies that it has been advised by counsel in the preparation and review of this Mutual Release.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Company executed the foregoing Mutual Release this 8th day of November 2006.

PQ CORPORATION

By:	/s/ William J. Sichko, Jr.
Printed Name: William J. Sichko, Jr.
Title: Chief Administrative Officer

APPENDIX C

THIS CONSULTING AGREEMENT is hereby entered into by and between PQ Corporation (“PQ”) and Michael R. Imbriani (“Mr. Imbriani”) on this 8th day of November 2006 under which PQ and the Consultant agree as follows:

Imbriani’s Duties.  Mr. Imbriani will perform consulting services as reasonably requested by PQ’s Chief Executive Officer or his designee.  At such time as PQ requests him to render such services, PQ will provide Mr. Imbriani with reasonable administrative support

Term of Consulting Agreement.  The term of the Consulting Agreement will start on January 1, 2007 and will continue until December 31, 2007.

Compensation.  PQ will pay Mr. Imbriani Seventy Thousand Dollars ($70,000) to work as a consultant pursuant to this Consulting Agreement.  This amount shall be paid to Mr. Imbriani in a single lump sum on or before December 30, 2006.  In exchange for the compensation, Mr. Imbriani agrees to work 30 days in calendar year 2007.  PQ agrees to provide Mr. Imbriani reasonable notice of such days, taking into account any other obligations to which he is then subject.  If Mr. Imbriani works more than 30 days during the term of this Consulting Agreement, he will be compensated at a rate of $1,375 per day.

Expenses.  PQ will reimburse Mr. Imbriani for all reasonable and necessary expenses performing any of the duties required of him under this Consulting Agreement which are consistent with the Company’s policies in effect from time to time.  All expenses will be reimbursed under the same conditions as the PQ T+E policy. Notwithstanding the foregoing, Mr. Imbriani must submit all expense reimbursement requests to the PQ representative identified in Section 7 of this Consulting Agreement.

Confidentiality.  Mr. Imbriani agrees that all of the covenants of Section 4 of his Transition Agreement are applicable to all work that he performs as a consultant.

Surviving Provisions. The obligations set forth in Sections 5 of this Consulting Agreement shall survive the termination and/or expiration of the Consulting Agreement.

Notices to the Company.  All notices to and communications with PQ shall be directed to:

(i)	if to Mr. Imbriani:

Michael R. Imbriani
195 Daylesford Blvd.
Berwyn, PA 19312

(ii)	if to the Company, to:

PQ Corporation
1200 Swedesford Road
Berwyn, PA 19312
	Attention:	William J. Sichko, Jr.

Termination of Consulting Agreement.  PQ shall have the right to terminate its obligations under the Consulting Agreement at any time in the event of a material breach of any of its terms by Consultant.  PQ will provide Consultant with written notice of breach of this Consulting Agreement, and Consultant will have ten (10) business days to cure such breach.  Consultant will be liable for all damages that may result from his gross negligence or willful misconduct in the performance of his obligations under this Consulting Agreement.

Agreed to by Consultant and PQ:

CONSULTANT:	/s/ MICHAEL R. IMBRIANI
Michael R. Imbriani

DATE:	November 8, 2006

PQ CORPORATION

BY:	/s/ William J. Sichko, Jr.
William J. Sichko, Jr.
Chief Administrative Officer

DATE:	November 8, 2006